Exhibit 10.9
Schedule of Board Fees

The Compensation Committee and Board of Directors of Lakeland Financial Corporation adopted the following fee schedule effective January 1, 2016:

Annual Director Retainer:	$25,000
Annual Audit Committee Chairman Retainer:	$35,000
Annual Lead Director and Governance Committee Chairman Retainer:	$35,000
Annual Compensation Committee Chairman Retainer:	$30,000
Annual Corporate Risk Committee Chairman Retainer	$30,000
Board Meeting Fee:	$1,000	per meeting
Committee Meeting Fee:	$1,000	per meeting
Annual stock grant:	1,250	shares